UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 4, 2016

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	001-37479	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Item 3.02. Unregistered Sales of Equity Securities

On August 4, 2016, Visualant, Incorporated (the “Company”) issued 1,785,714 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock and 1,785,714 shares of common stock issuable upon exercise of all Series E Warrants at $0.70 per share (collectively, the “Shares”) in exchange for $1,250,000, pursuant to a Series C Preferred Stock and Warrant Purchase Agreement dated August 4, 2016.

The Shares were issued in a transaction that was not registered under the Securities Act of 1933, as amended (the “Act”), in reliance upon applicable exemptions from registration under Section 4(2) of the Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ronald P. Erickson as Interim Chief Financial Officer and Secretary

Effective August 30, 2016, Mr. Ronald P. Erickson, the Company’s Chief Executive Officer, was appointed as Interim Chief Financial Officer and Secretary.

Item 8.01. Other Events

The Company previously issued warrants to investors and partners which contained a provision that would require an adjustment in the exercise price if the Company issues common stock, warrants or equity below the price that is reflected in the warrants. These warrants included the following:

1.	Series A Warrants to purchase a total of 252,060 shares of common stock at a current exercise price of $2.50 per share.

2.	Series B Warrants to purchase a total of 252,060 shares of common stock at a current exercise price of $2.50 per share.

3.	A warrant issued to IDMC to purchase 97,169 shares of common stock at a current exercise price of $2.50 per share.

4.	Series C Warrants to purchase 23,334 shares of common stock at a current exercise price of $2.50 per share.

5.	Series D Warrants to purchase 23,334 shares of common stock at a current exercise price of $2.50 per share.

6.	Placement Agent Warrants to purchase a total of 20,439 shares of common stock at a current exercise price of $2.50 per share.

The Shares discussed in Item 3.02 above issued at $0.70 per share adjusted the exercise price of the warrants detailed above to $0.70 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

August 30, 2016	By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO